Exhibit 99.1

Claymont Steel Announces Extension of Expiration Date in Tender Offer for its Outstanding 8.875% Senior Notes due 2015

CLAYMONT, DE – August 11, 2008 – Claymont Steel, Inc. (the “Company”) today announced that the expiration date for its previously announced cash tender offer for any and all of its outstanding 8.875% Senior Notes due 2015 (the “Notes”) has been extended to 5:00 p.m., New York City time, on August 13, 2008, unless further extended.

Except as set forth above and as previously announced on July 16, 2008, July 24, 2008 and August 1, 2008, all other terms and conditions of the tender offer remain in full force and effect. Consummation of the tender offer is subject to the satisfaction or waiver of certain conditions, including but not limited to a financing condition. Consummation of the tender offer is not conditioned upon receipt of any minimum principal amount of the Notes.

RBS Greenwich Capital is acting as dealer manager for the tender offer. The information agent and depositary for the tender offer is D.F. King & Co., Inc. Requests for documentation should be directed to at D.F. King & Co., Inc. at (800) 967-7921. Questions regarding the terms of the tender offer should be directed to RBS Greenwich Capital at (203) 618-6145 or (877) 297-9832.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only pursuant to the Company’s Offer to Purchase dated July 2, 2008 and the related Letter of Transmittal.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements concerning the tender offer. These statements are based on the Company’s current expectations and the Company can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.